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                                                                 Exhibit 23.2

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 29, 1998, with respect to the financial statements of CRC Press, Inc. as of December 31, 1996 in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-30202) and related Prospectus of Information Holdings Inc. for the registration of 4,000,000 shares of its common stock.

     We also consent to the incorporation by reference therein of our report dated May 29, 1998 with respect to the financial statement schedule of CRC Press, Inc. for the year ended December 31, 1996 included in the Information Holdings Inc. Annual Report (Form 10-K) for 1998 filed with the Securities and Exchange Commission.



                                            /s/ Ernst & Young LLP


West Palm Beach, Florida
March 10, 2000